China Recycling Energy Corp. Raises US$26.75 million in Loan Capital to
Finance Erdos Power Generation Project

XI'AN, China, December 8, 2009 -- China Recycling Energy Corp. (OTC Bulletin Board: CREG; "CREG" or "the Company"), a leading industrial waste-to-energy solution provider in China, announced the successful raise of RMB 181,880,000 yuan (approximately US$ 26.75 million) of loan capital to support the Company’s Erdos power generation projects.

The capital was raised through the formation of the Low Carbon Fortune-Energy Recycling No. 1 Collective Capital Trust Plan (“Plan”) by Beijing International Trust Co., Ltd. (“Beijing Trust”) on December 3, 2009. All amounts raised under the Plan are to be loaned to Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”), a joint venture of Xi’an TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a subsidiary of the Company, and Erdos Metallurgy Co.,Ltd. (“Erdos Metallurgy”), based upon the Capital Trust Loan Agreement (the “Agreement”) entered into by Erdos TCH and Beijing Trust on November 19, 2009.

Bejing Trust will lend the money to Erdos TCH for its waste heat power generation project phase II and phase III construction and operation, through which Erdos TCH will recycle heat from groups of furnaces of Erdos Metallurgy’s metal refining plants to generate power and steam, which will then be sold back to Erdos Metallurgy.

“We are very pleased to have successfully raised the capital needed to continue progress on the Erdos TCH project without any dilution to our shareholders,” Mr. Guohua Ku, Chairman and CEO of CREG, said. "This financing will ensure our continued strong growth in revenue and earnings while demonstrating our responsible and innovative management of investor capital."

The Plan includes 145,500,000 category A preferred trust units (approximately US$ 21.4 million) (category A1 preferred trust 12,450,000 units (approximately US$ 1.8 million), category A2 preferred trust 15,000,000 units (approximately US$ 2.2 million), category A3 preferred trust 118,050,000 units (approximately US$ 17.4 million)); and 36,380,000 category B secondary trust units (approximately US$ 5.35 million) (category B1 secondary trust 9,100,000 units, approximately US$ 1.34 million and category B2 secondary trust  27,280,000 units, approximately US$ 4.01 million). The B1 units are purchased by members of management of Erdos TCH and the B2 units are purchased by Xi’an TCH. Under the Agreement, the annual base interest rate is 9.94% for A1 preferred trust fund units with a term of two years, 11% for A2 preferred trust fund units with a term of three years, 12.05% for A3 preferred trust fund units and 8.35% for the category B secondary trust fund units, each with a term of four years.

Besides the base interest rate, Erdos TCH agrees to share the benefits from Clean Development Mechanism (“CDM”) under the Kyoto Protocol equally with Beijing Trust during the term of the loan, as well as to pay a management incentive benefit to be calculated by a formula tied to Erdos TCH’s net profit and average registered capital of the fiscal year prior to the maturity date of the loan. Under the formula the management incentive benefit will be paid at the end of Year 4 and can range between 0% and 100% of the net profit of Erdos TCH in the fisical year prior to the maturity date of the loan depending upon the amount of average contributed capital of Erdos TCH at the time of measurement.

Erdos TCH has agreed to provide a lien on its equipment, assets and accounts receivable to guarantee the loans under the Agreement. Xi’an TCH and Mr. Guohua Ku also will provide unconditional and irrevocable joint liability guarantees to Beijing Trust for Erdos TCH’s performance under the Agreement. Erdos Metallurgy will provide a commitment letter on minimum power purchase from Edros TCH.

On December 4, 2009. Beijing Trust also announced the first expansion of the Plan, to raise up to 30,000,000 additional units at 1 yuan per unit (approximately US$ 4.4 million totally) from December 7, 2009 to December 15, 2009.  The money, if raised, will also be lended to Erdos TCH under the Agreement.

About China Recycling Energy Corp.

China Recycling Energy Corp. (OTCBB: CREG.OB; "CREG" or "the Company") is based in Xi’an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.
For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel: 86-29-8765-1097
Email: tch@creg-cn.com

In USA:
Mr. Howard Gostfrand
American Capital Ventures, Inc.
Tel: 305-918-7000
Email: hg@amcapventures.com
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